UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 15, 2020

AKEBIA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36352	20-8756903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 First Street Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 871-2098

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	AKBA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2020, Jason A. Amello indicated that he would step down as the Senior Vice President, Chief Financial Officer, Treasurer, principal financial officer and principal accounting officer of Akebia Therapeutics, Inc., a Delaware corporation (the “Company”), effective June 29, 2020, to pursue other professional interests. Mr. Amello has advised the Company that he is committed to supporting the Company and his successor during a transitional period, during which he will remain an employee of the Company for a period of time, after which he will continue to advise the Company as a consultant.

On June 18, 2020, the Company announced that David A. Spellman, 44, will succeed Mr. Amello as the Company’s Senior Vice President, Chief Financial Officer, Treasurer, principal financial officer and principal accounting officer, effective June 29, 2020.

Since November 2019, Mr. Spellman has served as the Chief Financial Officer and Chief Business Officer of Intarcia Therapeutics, Inc., a biopharmaceutical company (“Intarcia”), where he oversees a wide range of company initiatives, including Business Development, Strategic Planning, Information Technology and the Project Management Office. Mr. Spellman previously served as the Chief Business Officer of Intarcia from June to November 2019. From March 2018 to June 2019, Mr. Spellman served as the Chief Financial Officer of Mersana Therapeutics, Inc., a clinical stage antibody drug conjugate company. From February 2006 to March 2018, Mr. Spellman served in a series of roles at Vertex Pharmaceuticals, Inc., a global biopharmaceutical company (“Vertex”), the most recent of which were Vice President, Corporate, Commercial and International Finance, from February 2017 to March 2018, and Vice President, International Finance and Accounting, from February 2015 to January 2017. While at Vertex, Mr. Spellman helped establish Vertex’s international headquarters, business operations and integrated finance teams in over a dozen countries, and he supported the global pricing, reimbursement and launches of Kalydeco® (ivacaftor) and Orkambi® (lumacaftor/ivacaftor), and the U.S. launch of INCIVEK (telaprevir). Prior to Vertex, Mr. Spellman spent four years at Millennium Pharmaceuticals, Inc., where he held several positions on the Finance team, including operating as a member of the VELCADE® (bortezomib) launch team. Mr. Spellman received a B.S. in economics from The Wharton School, University of Pennsylvania.

In connection with Mr. Spellman’s appointment, the Company entered into an offer letter with Mr. Spellman, which provides for Mr. Spellman’s at-will employment for an indefinite term (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Spellman will receive a base salary of $460,000 a year and will have an individual bonus target of 40% of his base salary. Mr. Spellman will be granted options to purchase 280,000 shares of the Company’s common stock pursuant to the Company’s inducement award program (the “Options”). The Options will have an exercise price equal to the closing price of the Company’s common stock on The Nasdaq Global Market on the grant date and will vest over a four-year period, with 25% of the underlying shares vesting on the first anniversary of the grant date and the remaining 75% of the underlying shares vesting in equal quarterly installments thereafter. In addition, the Company will enter into an Indemnification Agreement and an Executive Severance Agreement with Mr. Spellman, the terms of each of which are consistent with the forms of Indemnification Agreement and Executive Severance Agreement described in the Company’s proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 23, 2020, such descriptions being incorporated herein by reference and qualified in their entirety by the full text of the form of Indemnification Agreement, which was filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2018, and the full text of the form of Executive Severance Agreement, which was filed as Exhibit 10.27 to the Company’s Registration Statement on Form S-1 (as amended) filed with the SEC on March 4, 2014, respectively.

There is no arrangement or understanding between Mr. Spellman and any other person pursuant to which Mr. Spellman was selected as the Company’s Senior Vice President, Chief Financial Officer, Treasurer, principal financial officer and principal accounting officer. There is no family relationship between Mr. Spellman and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Spellman is not, and has not been since January 1, 2019, a participant in any transaction involving the Company, and is not a participant in any proposed transaction with the Company, required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Company plans to treat Mr. Amello’s departure as a termination without cause under his Executive Severance Agreement, which is consistent with the form of Executive Severance Agreement described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKEBIA THERAPEUTICS, INC.

Date: June 18, 2020	By	/s/ John P. Butler
	Name:	John P. Butler
	Title:	President and Chief Executive Officer